Exhibit 99.1

TYME Provides Business Update and Announces Preliminary

First Quarter Fiscal 2021 Financial and Operating Results

•	New Preclinical Data Supporting SM-88 Mechanism of Action Presented at AACR 2020

•	TYME-88-Panc pivotal trial enrolling patients using oral SM-88 as a potential treatment for third-line pancreatic cancer

•	PanCAN enrolling patients in its Precision PromiseSM adaptive randomized Phase II/III registration-intent trial evaluating oral SM-88 as second-line monotherapy for pancreatic cancer

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TYME & Joseph Ahmed Foundation’s HopES Sarcoma study enrolling patients for the investigator-initiated Phase II trial studying oral SM-88 as maintenance monotherapy in previously treated metastatic Ewing’s sarcoma and salvage monotherapy in clinically advanced sarcomas

•	TYME-18 Demonstrated Anti-Cancer Effect in New Preclinical Data Presented at AACR 2020

•

Health Economic Research Study Presented at ISPOR, and Published in the Journal Value in Health, Demonstrated Reduction in Total Cost of Care with Increased Use of New Medicines for Treatment of Patients with Pancreatic Cancer

NEW YORK, NY, July 13, 2020 — (BUSINESS NEWSWIRE) — Tyme Technologies, Inc. (NASDAQ: TYME), an emerging biotechnology company developing cancer metabolism-based therapies (CMBTs™), announced preliminary financial and operating results for its first fiscal quarter ended June 30, 2020. During first quarter fiscal 2021, the Company presented a growing body of preclinical and clinical data at major international medical meetings; continued enrolling patients in multiple studies including, second and third-line pancreatic cancer trials and the HopES Sarcoma Phase II trial; advanced planning for clinical trials in metastatic breast cancer and hematological cancers; and continued ongoing preclinical and mechanism data studies.

As of June 30, 2020, the Company had approximately $21.3 million in cash and cash equivalents compared to $26.7 million as of March 31, 2020.

TYME’s operational cash burn rate for the first quarter of fiscal year 2021 was $6.7 million compared to $5.9 million for the fourth quarter of fiscal year 2020 and $6.2 million for the first quarter of fiscal 2020. The burn rate was below our previous projections and predominantly reflected costs associated with our ongoing TYME-88-Panc Phase II trial, as well as the launch of the pivotal phase of our TYME-88-Panc trial to evaluate SM-88 as a potential treatment for patients with third-line pancreatic cancer. Based on active clinical trials and other business developments, TYME continues to anticipate that its quarterly cash usage, or “cash burn rate”, will average between $7.0 to 8.0 million per quarter for fiscal year 2021.

Anticipated Upcoming Key Events

TYME currently expects the following key events in calendar year 2020:

•	Continue to advance enrollment in TYME-88-Panc pivotal study

•	Continue to advance enrollment in the HopES Sarcoma Phase II Trial

•	Continue to advance enrollment in PanCAN’s Precision PromiseSM adaptive randomized Phase II/III registration-intent trial in patients with pancreatic cancer using oral SM-88 in second-line monotherapy

•	Publish final data for SM-88 Phase II prostate study

•	Initiate plans for SM-88 clinical programs into other tumor types potentially including metastatic breast, recurrent prostate and/or hematological cancers

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Provide guidance on PanCAN’s Precision PromiseSM adaptive Phase II/III trial evaluating SM-88 in patients with first-line pancreatic cancer in combination with gemcitabine (Gemzar ®) and nab-paclitaxel (Abraxane ®)

•	Present and/or publish final data from Part 1 of TYME-88-Panc study

•	Continue proof-of-concept and IND-enabling activities for TYME-18

Summary of Recent Developments

TYME Presents New Preclinical Data Supporting SM-88 Mechanism of Action at AACR 2020

TYME announced new preclinical findings that describe the unique mechanism of action of its lead cancer metabolism-based candidate, SM-88 (racemetyrosine). The data were presented at the American Association for Cancer Research (AACR) 2020 Virtual Meeting from June 22 to June 24, 2020. Key highlights are as follows:

•	Preclinical data demonstrated statistically significant tumor reduction in SM-88 treated arms versus controls

•	Builds on confirmed tumor responses achieved in human clinical studies across 15 different cancer types

•	Multiple monotherapy effects of SM-88 were shown, including increased oxidative stress, disruption of autophagy, and tumor immunomodulation

•	Preclinical results were demonstrated across multiple tumor types including, pancreatic, colon, breast, and ovarian

•	Reduction of immunosuppressive cells in the tumor microenvironment supports exploring combination with immuno-oncology treatments

•	Oral SM-88 is designed to selectively disrupt cancer’s metabolic process and cause cancer cell death; SM-88 is currently in a pivotal trial for third-line pancreatic cancer

TYME-18 Demonstrates Anti-Cancer Effect in New Preclinical Data Presented at AACR 2020

TYME announced new preclinical findings that described the unique anti-cancer effects of its cancer metabolism-based pipeline candidate, TYME-18. The data were presented at the AACR 2020 Virtual Meeting from June 22 to June 24, 2020. Key highlights are as follows:

•	TYME-18 leverages unique metabolism of cancer to create an intra-tumoral treatment for inoperable cancers

•	Preclinical animal studies demonstrated TYME-18’s potential to dramatically shrink and/or resolve tumors

TYME-18 treatment resulted in a 91.6% (11/12) complete resolution of established tumors within two weeks

•	Novel mechanism of action contributes to a strong anti-cancer effect while minimizing systemic and local toxicity

•	Preclinical studies are ongoing with a goal of identifying an IND-enabling program

TYME Announced Health Economic Research Study Presented at ISPOR and Published in the Journal Value in Health Demonstrated Reduction in Total Cost of Care with Increased Use of New Medicines for Treatment of Patients with Pancreatic Cancer

The results of a health economic outcomes study demonstrated that the therapeutic benefit of increasing the use of novel medicines is so great that it is driving a decrease in the actual total cost of healthcare. The supporting data from the study were presented at the International Society for Pharmacoeconomics and Outcomes Research (ISPOR) Virtual Meeting held from May 18 to May 20 and published in the Society’s journal, Value in Health.

The study looked at treatment inflation-adjusted expenses per patient for pancreatic cancer care between 2009 and 2016 and found that for every additional $1 spent on medicines for pancreatic cancer in 2016, there was a reduction in non-drug spending of $8-$9.

About SM-88

SM-88 is an oral investigational modified proprietary tyrosine derivative that is believed to interrupt the metabolic processes of cancer cells by breaking down the cells’ key defenses and leading to cell death through oxidative stress and exposure to the body’s natural immune system. Clinical trial data have shown that SM-88 has demonstrated encouraging tumor responses across 15 different cancers, including pancreatic, lung, breast, prostate and sarcoma cancers with minimal serious grade 3 or higher adverse events. SM-88 is an investigational therapy that is not approved for any indication in any disease.

About TYME-18

TYME-18 is composed of a proprietary surfactant delivery agent with a specific sulfonic acid component1. It is designed for intra-tumoral administration of difficult to treat tumors and leverages the acidic tumor microenvironment and signaling pathways to kill cancer cells. TYME-18 is distinct in composition, but like SM-88, aims to leverage susceptibilities of a cancer that are related to its altered metabolism. Initial preclinical data for TYME-18 in animal tumor models demonstrate rapid and complete tumor regression, with no reported local or systemic toxicities. TYME-18 continues to be studied as a potential therapy for difficult to treat tumors that may not be eligible for surgical or other interventions.

About TYME-88-Panc Pivotal Trial

The TYME-88-Panc pivotal trial applies the latest advances in the field of cancer metabolism by evaluating the efficacy and safety of an oral investigational compound that targets the metabolic mechanisms of the disease at its source. A prospective, open label pivotal trial in metastatic pancreatic cancer for patients who have failed two lines of any prior systemic therapy. The trial is designed to evaluate the safety and efficacy of SM-88 used with MPS (methoxsalen, phenytoin and sirolimus) in advanced pancreatic cancer and will measure multiple endpoints, including overall survival, progression free survival, relevant biomarkers, quality of life, safety, and overall response rate.

About Tyme Technologies

Tyme Technologies, Inc., is an emerging biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. For more information, visit www.tymeinc.com. Follow us on social media: @tyme_Inc, LinkedIn, Instagram, Facebook and YouTube.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidates, including SM-88 and TYME-18, and their clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such as “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words including their use in the negative or by discussions of future matters such as effect of the novel coronavirus (COVID-19) pandemic and the associated economic downturn and impacts on the Company’s ongoing clinical trials and ability to analyze data from those trials, the cost of development and potential commercialization of our lead drug candidate and of other new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our ongoing and planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of TYME’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the severity, duration, and economic impact of the COVID-19 pandemic; that the information is of a preliminary nature and may be subject to change; uncertainties inherent in the cost and outcomes of research and development, including the cost and availability of acceptable-quality clinical supply and the ability to achieve adequate clinical study design and start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final data from any clinical trial may differ from prior or preliminary study data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; the ability of TYME and its collaborators to develop and realize collaborative synergies; competitive developments; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on May 22, 2020, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission available at www.sec.gov.

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

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Contact:

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